CONSENT OF INDEPENDENT AUDITORS

         We hereby consent to the incorporation by reference of our reports dated December 13, 1996 on the financial statements of The Tocqueville Fund, The Tocqueville Asia-Pacific Fund, The Tocqueville Europe Fund (subsequently to be known as The Tocqueville International Value Fund upon the effectiveness of this post-effective amendment), The Tocqueville Small Cap Value Fund and The Tocqueville Government Fund series of The Tocqueville Trust, referred to therein in the Post-Effective Amendment No. 16 to the Registration Statement on Form N-1A File No. 33-8746 as filed with the Securities and Exchange Commission.

         We also consent to the reference to our firm in each Prospectus under the captions "Counsel and Independent Accountants" and "Selected Financial Information."


                                                   /s/ McGladrey & Pullen, LLP
                                                   ---------------------------

New York, New York
February 25, 1997